EXHIBIT 99.1

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.
2006 EQUITY INCENTIVE PLAN

1. PURPOSE.  The Innovative Software Technologies, Inc. 2006 Equity Incentive Plan has two complementary purposes: (a) to attract and retain outstanding individuals to serve as officers, employees, consultants and advisors to the Company and its affiliates, and (b) to increase shareholder value. The Plan will provide participants incentives to increase shareholder value by offering the opportunity to acquire shares of the Company’s common stock, receive monetary payments based on the value of such common stock, or receive other incentive compensation, on the potentially favorable terms that this Plan provides.

2. EFFECTIVE DATE.  The Plan shall become effective, and Awards may be granted on and after, August 9, 2006.

3. DEFINITIONS.  Capitalized terms used in this Plan have the following meanings:

(a) “Affiliate” means any entity that, directly or through one or more intermediaries, is controlled by, controls, or is under common control with, the Company within the meaning of Code Sections 414(b) or (c), provided that, in applying such provisions, the phrase “at least 50 percent” shall be used in place of “at least 80 percent” each place it appears therein.

(b) “Award” means a grant of Options, Stock Appreciation Rights, Performance Shares, Restricted Stock or Restricted Stock Units.

(c) “Board” means the Board of Directors of the Company.

(d) “Change of Control” means the occurrence of any one of the following events:

(i) A change in the ownership of the Company, which shall occur on the date that any one person, or more than one person acting as a group (as defined below) acquires ownership of the stock of the Company that, together with the stock then held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company. However, if any one person or more than one person acting as a group is considered to own more than fifty (50%) of the total fair market value or total voting power of the stock of the Company, the acquisition of additional stock by the same person or persons is not considered to cause a Change of Control.

(ii) A change in the effective control of the Company, which shall occur on the date that:

(1) Any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing fifty-one percent (51%) or more of the total voting power of the stock of the Company. However, if any one person or more than one person acting as a group is considered to own more than fifty-one percent (51%) of the total voting power of the stock of the Company, the acquisition of additional voting stock by the same person or persons is not considered to cause a Change of Control; or

(2) A majority of the members of the Board is replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(iii) A change in the ownership of a substantial portion of the Company’s assets, which shall occur on the date that any one person, or more than one person acting as a group (as defined below), acquires (or has acquired during the twelve month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than fifty-one percent (51%) of the total gross fair market value of all the assets of the Company immediately prior to such acquisition or acquisitions, other than an excluded transaction (as defined below). For purposes of this paragraph:

(1) “Gross fair market value” means the value of the assets of the Company, or the value of the assets being disposed of, as applicable, determined without regard to any liabilities associates with such assets.

(2) The term “excluded transaction” means any a transaction in which assets are transferred to: (A) a shareholder of the Company (determined immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company (determined after the asset transfer); (C) a person, or more than one person acting as a group (as defined above), that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company (determined after the asset transfer); or (D) an entity at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in clause (C) (determined after the asset transfer).

The term “persons acting as a group” as used in this Plan shall not include any persons acting as a group solely because they purchase or own stock of the Company at the same time, or as a result of the same public offering, or because they purchase assets at the same time, as applicable. However, persons will be considered to be acting as a group if they are owners of an entity that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, no “Change of Control” shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of the common stock of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns all or substantially all of the assets of the Company immediately following such transaction or series of transactions.

(e) “Change of Control Price” means the higher of: (i) the Fair Market Value of Share, as determined on the date of the Change of Control; or a (ii) the highest price per Share paid in the Change of Control transaction.

(f) “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a specific provision of the Code includes any successor provision and the regulations promulgated under such provision.

(g) “Committee” means the Compensation Committee of the Board (or such successor committee with the same or similar authority). At any time while the Company has a class of securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), then the Committee shall consist of not fewer than two members of the Board, each of whom shall qualify (at the time of appointment to the committee and during all periods of service on the Committee) in all respects as a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and as an outside director as defined in Section 162(m) of the Code and the regulations thereunder.

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Innovative Software Technologies, Inc., a California corporation, or any successor thereto.

(j) “Fair Market Value” means, per Share on a particular date, the value as determined by the Board using a reasonable valuation method, within the meaning of Code Section 409A, based on all information in the Company’s possession at such time. The reasonable valuation method may take into consideration, as applicable, the value of tangible and intangible assets of the Company, the present value of future cash-flows of the Company, the market value of stock or equity interests in similar corporations and other entities engaged in trades or businesses substantially similar to those engaged in by the Company (if the market value can be readily determined through objective means, such as through trading prices on an established securities market), and other relevant factors such as control premiums or discounts for lack of marketability. The Board may not rely on a valuation that is more than twelve months old.

(k) “Option” means the right to purchase Shares at a stated price. “Options” may either be “incentive stock options” which meet the requirements of Code Section 422, or “nonqualified stock options” which do not meet the requirements of Code Section 422.

(l) “Participant” means an officer or other employee of the Company or its Affiliates, or an individual that the Company or an Affiliate has engaged to become an officer or employee, or a consultant or advisor who provides services to the Company or its Affiliates, including a non-employee director of the Board, who the Committee designates to receive an Award.

(m) “Performance Shares” means the right to receive Shares to the extent the Company or Participant achieves certain goals that the Committee establishes over a period of time the Committee designates.

(n) “Plan” means this Innovative Software Technologies, Inc. 2006 Equity Incentive Plan, as amended from time to time.

(o) “Restricted Stock” means Shares that are subject to a risk of forfeiture and/or restrictions on transfer, which may lapse upon the achievement or partial achievement of performance goals during a specified period and/or upon the completion of a period of service, as determined by the Committee.

(p) “Restricted Stock Unit” means the right to receive a Share, or a cash payment the amount of which is equal to the Fair Market Value of a Share, which is subject to a risk of forfeiture which may lapse upon the achievement or partial achievement of performance goals during a specified period and/or upon the completion of a period of service, as determined by the Committee.

(q) “Share” means a share of Common Stock.

(r) “Stock Appreciation Right” or “SAR” means the right of a Participant to receive cash, and/or Shares with a Fair Market Value, equal to the excess of the Fair Market Value of a Share over the grant price.

(s) “Subsidiary” means any corporation in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the chain) owns stock possessing more than fifty percent (50%) of the total combined voting power of all classes of stock in one of the other corporations in the chain.

(t) “10% Owner-Employee” means an employee who, at the time an incentive stock option is granted, owns (directly or indirectly, within the meaning of Code Section 424(d)) more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Subsidiary.

4. ADMINISTRATION.

(a) Committee Administration. The Committee has full authority to administer this Plan, including the authority to (i) interpret the provisions of this Plan, (ii) prescribe, amend and rescind rules and regulations relating to this Plan, (iii) correct any defect, supply any omission, or reconcile any inconsistency in any Award or agreement covering an Award in the manner and to the extent it deems desirable to carry this Plan into effect, and (iv) make all other determinations necessary or advisable for the administration of this Plan. A majority of the members of the Committee will constitute a quorum, and a majority of the Committee’s members must make all determinations of the Committee. The Committee may make any determination under this Plan without notice or meeting of the Committee by a writing that a majority of the Committee members have signed. All Committee determinations are final and binding. If at any time the Committee shall not be in existence, the Board shall administer the Plan and all references to the Committee herein shall be deemed to mean the Board.

(b) Delegation to Other Committees or Officers. To the extent applicable law permits, the Board may delegate to another committee of the Board or to one or more officers of the Company any or all of the authority and responsibility of the Committee. If the Board has made such a delegation, then all references to the Committee in this Plan include such other committee or one or more officers to the extent of such delegation.

(c) No Liability. No member of the Committee, and no officer to whom a delegation under subsection (b) has been made, will be liable for any act done, or determination made, by the individual in good faith with respect to the Plan or any Award. The Company will indemnify and hold harmless such individual to the maximum extent that the law and the Company’s bylaws permit.

5. ELIGIBILITY.   The Committee may designate from time to time the Participants to receive Awards under this Plan. The Committee’s designation of a Participant in any year will not require the Committee to designate such person to receive an Award in any other year.

6. DISCRETIONARY GRANTS OF AWARDS.   Subject to the terms of this Plan, the Committee has full power and authority to: (a) determine the type or types of Awards to be granted to each Participant; (b) determine the number of Shares with respect to which an Award relates; and (c) determine any terms and conditions of any Award. Awards under this Plan may be granted either alone or in addition to, in tandem with, or in substitution for any other Award (or any other award granted under another plan of the Company or any Affiliate).

7. SHARES AUTHORIZED UNDER THIS PLAN.

(a) Plan Authorization. An aggregate of 20 million (20,000,000) Shares is authorized for issuance under this Plan. However, the limitations of this subsection are subject to adjustments as provided in Section 15.

(b) Replenishment of Shares Under this Plan. If an Award lapses, expires, terminates or is cancelled without the issuance of Shares or payment of cash under the Award, then the Shares subject to or reserved for in respect of such Award, or the Shares to which such Award relates, may again be used for new Awards under this Plan as determined under subsection (a), including issuance pursuant to incentive stock options. If Shares are delivered to (or withheld by) the Company in payment of the exercise price or withholding taxes of an Award, then such Shares may be used for new Awards under this Plan as determined under subsection (a), including issuance pursuant to incentive stock options. If Shares are issued under any Award and the Company subsequently reacquires them pursuant to rights reserved upon the issuance of the Shares, then such Shares may be used for new Awards under this Plan as determined under subsection (a), but excluding issuance pursuant to incentive stock options.

8. OPTIONS. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Option, including but not limited to:

(a) Whether the Option is an incentive stock option or a nonqualified stock option; provided that in the case of an incentive stock option, if the aggregate Fair Market Value (determined at the time of grant) of the Shares with respect to which such option and all other incentive stock options issued under this Plan (and under all other incentive stock option plans of the Company or any Affiliate that is required to be included under Code Section 422) are first exercisable by the Participant during any calendar year exceeds $100,000, such Option automatically shall be treated as a nonqualified stock option to the extent this limit is exceeded.

(b) The number of Shares subject to the Option.

(c) The exercise price per Share, which may not be less than the Fair Market Value of a Share as determined on the date of grant; provided that an incentive stock option granted to a 10% Owner-Employee must have an exercise price that is at least one hundred ten percent (110%) of the Fair Market Value of a Share on the date of grant.

(d) The terms and conditions of exercise.

(e) The termination date, except that each Option must terminate no later than the tenth (10th) anniversary of the date of grant, and each incentive stock option granted to any 10% Owner-Employee must terminate no later than the fifth (5th) anniversary of the date of grant.

In all other respects, the terms of any incentive stock option should comply with the provisions of Code Section 422 except to the extent the Committee determines otherwise. Upon a Participant’s death, the Option may be exercised by the person or persons to whom such Participant’s rights under the Option shall pass by will or by applicable law or, if no such person has such rights, by his executor or administrator.

9. STOCK APPRECIATION RIGHTS. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each SAR, including but not limited to:

(a) The number of Shares to which the SAR relates.

(b) The grant price, provided that the grant price shall not be less than the Fair Market Value of the Shares subject to the SAR as determined on the date of grant.

(c) The terms and conditions of exercise or maturity.

(d) The term, provided that an SAR must terminate no later than the tenth (10th) anniversary of the date of grant.

(e) Whether the SAR will be settled in cash, Shares or a combination thereof.

Upon a Participant’s death, the SAR may be exercised by the person or persons to whom such Participant’s rights under the SAR shall pass by will or by applicable law or, if no such person has such rights, by his executor or administrator.

10. PERFORMANCE SHARE AWARDS. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each Performance Share Award, including but not limited to:

(a) The number of Shares to which the Performance Share Award relates.

(b) The terms and conditions of each Award, including, without limitation, the selection of the performance goals that must be achieved for the Participant to realize all or a portion of the benefit provided under the Award.

(c) Whether all or a portion of the Shares subject to the Award will be issued to the Participant, without regard to whether the performance goals have been attained, in the event of the Participant’s death, disability or retirement or other termination of employment.

11. RESTRICTED STOCK AND RESTRICTED UNIT AWARDS. Subject to the terms of this Plan, the Committee will determine all terms and conditions of each award of Restricted Stock or Restricted Stock Units, including but not limited to:

(a) The number of Shares or Units to which such Award relates.

(b) The period of time over which, and/or the criteria or conditions that must be satisfied so that, the risk of forfeiture and/or restrictions on transfer imposed on the Restricted Stock or Restricted Stock Units will lapse.

(c) With respect to awards of Restricted Stock, the manner of registration of certificates for such Shares, and whether to hold such Shares in escrow pending lapse of the risk of forfeiture and/or restrictions on transfer or to issue such Shares with an appropriate legend referring to such restrictions.

(d) With respect to awards of Restricted Stock, whether dividends paid with respect to such Shares will be immediately paid or held in escrow or otherwise deferred and whether such dividends shall be subject to the same terms and conditions as the Award to which they relate.

(e) With respect to awards of Restricted Stock Units, whether to credit dividend equivalent units equal to the amount of dividends paid on a Share and whether such dividend equivalent units shall be subject to the same terms and conditions as the Award to which they relate.

12. TRANSFERABILITY.   Each Award granted under this Plan is not transferable other than by will or the laws of descent and distribution, except that a Participant may, to the extent the Committee allows and in a manner the Committee specifies: (a) designate in writing a beneficiary to exercise the Award after the Participant’s death; or (b) transfer any award.

13. TERMINATION AND AMENDMENT OF PLAN; AMENDMENT, MODIFICATION OR CANCELLATION OF AWARDS.

(a) Term. Subject to the right of the Board to terminate the Plan pursuant to Section 13(b), the Plan shall remain in effect until all Shares subject to it shall have been purchased or acquired according to the Plan’s provisions; provided that no incentive stock option may be issued under the Plan after the tenth (10th) anniversary of the Plan’s effective date.

(b) Termination and Amendment. The Board may amend, alter, suspend, discontinue or terminate this Plan at any time, provided that shareholders must approve any of the following Plan amendments: (i) an amendment to materially increase any number of Shares specified in Section 7(a) (except as permitted by Section 15) or expand the class of individuals eligible to receive an Award; or (ii) any other amendment if required by applicable law.

(c) Amendment, Modification or Cancellation of Awards. Except as provided in subsection (e) and subject to the requirements of this Plan, the Committee may modify or amend any Award or waive any restrictions or conditions applicable to any Award or the exercise of the Award, and the terms and conditions applicable to any Awards may at any time be amended, modified or canceled by mutual agreement between the Committee and the Participant or any other persons as may then have an interest in the Agreement, so long as any amendment or modification does not increase the number of Shares issuable under this Plan (except as permitted by Section 15), but the Committee need not obtain Participant (or other interested party) consent for the cancellation of an Award pursuant to the provisions of Section 15. Notwithstanding the foregoing, any such amendment shall be made in a manner that will enable an Award intended to be exempt from Section 409A of the Code to continue to be so exempt, or to enable an Award intended to comply with Section 409A of the Code to continue to so comply.

(d) Survival of Committee Authority and Awards. Notwithstanding the foregoing, the authority of the Committee to administer this Plan and modify or amend an Award may extend beyond the date of this Plan’s termination. In addition, termination of this Plan will not affect the rights of Participants with respect to Awards previously granted to them, and all unexpired Awards will continue in force and effect after termination of this Plan except as they may lapse or be terminated by their own terms and conditions.

(e) Repricing Prohibited. Notwithstanding anything in this Plan to the contrary, and except for the adjustments provided in Section 15, neither the Committee nor any other person may decrease the exercise price or grant price of any Option or SAR nor take any action that would result in a deemed decrease of the exercise price or grant price of an Option or SAR under Code Section 409A, after the date of grant.

(f) Foreign Participation. To assure the viability of Awards granted to Participants employed in foreign countries, the Committee may provide for such special terms as it may consider necessary or appropriate to accommodate differences in local law, tax policy or custom. Moreover, the Committee may approve such supplements to, or amendments, restatements or alternative versions of this Plan as it determines is necessary or appropriate for such purposes. Any such amendment, restatement or alternative versions that the Committee approves for purposes of using this Plan in a foreign country will not affect the terms of this Plan for any other country.

14. TAXES.  (a) Withholding. The Company is entitled to withhold the amount of any tax attributable to any amount payable or Shares deliverable under this Plan after giving the person entitled to receive such amount or Shares notice as far in advance as practicable, and the Company may defer making payment or delivery if any such tax may be pending unless and until indemnified to its satisfaction. The Committee may permit a Participant to pay all or a portion of the federal, state and local withholding taxes arising in connection with the grant, vesting or payment of an Award, by electing to (a) have the Company withhold Shares otherwise issuable under the Award, or (b) tender back Shares received in connection with such Award in each case having a Fair Market Value equal to the amount to be withheld; provided that the amount to be withheld may not exceed the total minimum federal, state and local tax withholding obligations associated with the transaction. The election must be made on or before the date as of which the amount of tax to be withheld is determined and otherwise as the Committee requires. The Fair Market Value of fractional Shares remaining after payment of the withholding taxes may be paid to the Participant in cash. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and any Affiliate shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Participant.

(b) No Guarantee of Tax Treatment. Notwithstanding any provisions of the Plan, the Company does not guarantee to any Participant or any other Person with an interest in an Award that any Award intended to be exempt from Section 409A of the Code shall be so exempt, nor that any Award intended to comply with Section 409A of the Code shall so comply, nor will the Company or any Affiliate indemnify, defend or hold harmless any individual with respect to the tax consequences of any such failure.

15. ADJUSTMENT PROVISIONS; CHANGE OF CONTROL.

(a) Adjustment of Shares. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares, then the Committee shall adjust the Plan or Award to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan. In such case, the Committee may, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares subject to this Plan (including the number and type of Shares that may be issued pursuant to incentive stock options), (ii) the number and type of Shares subject to outstanding Awards, (iii) the grant, purchase, or exercise price with respect to any Award, and (iv) the performance goals established under any Award. In any such case, the Committee may also make provision for a cash payment in an amount determined by the Committee to the holder of an outstanding Award in exchange for the cancellation of all or a portion of the Award (without the consent of the holder of an Award) effective at such time as the Committee specifies (which may be the time such transaction or event is effective); provided that any such adjustment to an Award that is exempt from Code Section 409A shall be made in manner that permits the Award to continue to be so exempt, and any adjustment to an Award that is subject to Code Section 409A shall be made in a manner that complies with the provisions thereof. However, with respect to Awards of incentive stock options, no such adjustment may be authorized to the extent that such authority would cause this Plan to violate Code section 422(b). Further, the number of Shares subject to any Award payable or denominated in Shares must always be a whole number. Without limitation, subject to Participants’ rights under subsection (c), in the event of any reorganization, merger, consolidation, combination or other similar corporate transaction or event, whether or not constituting a Change of Control, other than any such transaction in which the Company is the continuing corporation and in which the outstanding Common Stock is not being converted into or exchanged for different securities, cash or other property, or any combination thereof, the Committee may substitute, on an equitable basis as the Committee determines, for each Share then subject to an Award, the number and kind of shares of stock, other securities, cash or other property to which holders of Common Stock are or will be entitled in respect of each Share pursuant to the transaction.

(b) Issuance or Assumption. Notwithstanding any other provision of this Plan, and without affecting the number of Shares otherwise reserved or available under this Plan, in connection with any merger, consolidation, acquisition of property or stock, or reorganization, the Committee may authorize the issuance or assumption of awards upon such terms and conditions as it may deem appropriate.

(c) Change of Control. Unless provided otherwise by the Committee prior to a Change of Control or unless otherwise provided in an individual Award or Award agreement, and subject to the provisions of subsection (d):

(i) each Option or SAR that is held by a Participant who is employed by the Company or an Affiliate or who is providing services to the Company or an Affiliate immediately prior to the Change of Control shall become fully vested immediately prior to the Change of Control, and upon the date of the Change of Control, all outstanding Options and SARs shall be cancelled in exchange for a payment in cash and/or Shares (which may include shares of any surviving or successor corporation or the purchasing corporation) equal to the excess of the Change of Control Price of the Shares covered by the Option or SAR that is so cancelled over the exercise or grant price of such Shares under the Award;

(ii) Restricted Stock and Restricted Stock Units that are not then vested shall vest immediately prior to the date of the Change of Control;

(iii) each Performance Share Award for which the performance period has not expired shall be cancelled in exchange for a payment in cash and/or Shares (which may include shares of any surviving or successor corporation or the purchasing corporation) equal to the product of the value of the Performance Shares (assuming the target performance goals were met) and a fraction the numerator of which is the number of whole months which have elapsed from the beginning of the performance period to the date of the Change of Control and the denominator of which is the number of whole months in the performance period; and

(iv) each holder of a Performance Share that has been earned but not yet paid shall receive a payment in cash /or Shares (which may include shares of any surviving or successor corporation or the purchasing corporation) equal to the value of the Performance Shares earned.

For purposes of this Section 15, the “value” of a Performance Share shall be based on the Change of Control Price.

(d) Parachute Payment Limitation.

(i) Except as may be set forth in a written agreement by and between the Company and the holder of an Award, in the event that the Company’s auditors determine that any payment or transfer by the Company under the Plan to or for the benefit of a Participant (a “Payment”) would be nondeductible by the Company for federal income tax purposes because of the provisions concerning “excess parachute payments” in Code Section 280G, then the aggregate present value of all Payments shall be reduced (but not below zero) to the Reduced Amount. For purposes of this Section 15(d), the “Reduced Amount” shall be the amount, expressed as a present value, which maximizes the aggregate present value of the Payments without causing any Payment to be nondeductible by the Company because of Code Section 280G.

(ii) If the Company’s auditors determine that any Payment would be nondeductible by the Company because of Code Section 280G, then the Company shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof and of the Reduced Amount, and the Participant may then elect, in his or her sole discretion, which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall advise the Company in writing of his or her election within ten (10) days of receipt of notice. If no such election is made by the Participant within such ten (10) day period, then the Company may elect which and how much of the Payments shall be eliminated or reduced (as long as after such election the aggregate present value of the Payments equals the Reduced Amount) and shall notify the Participant promptly of such election. For purposes of this Section 15(d), present value shall be determined in accordance with Code Section 280G(d)(4). All determinations made by the Company’s auditors under this Section 15(d) shall be binding upon the Company and the Participant and shall be made within sixty (60) days of the date when a Payment becomes payable or transferable. As promptly as practicable following such determination and the elections hereunder, the Company shall pay or transfer to or for the benefit of the Participant such amounts as are then due to him or her under the Plan and shall promptly pay or transfer to or for the benefit of the Participant in the future such amounts as become due to him or her under the Plan.

(iii) As a result of uncertainty in the application of Code Section 280G at the time of an initial determination by the Company’s auditors hereunder, it is possible that Payments will have been made by the Company that should not have been made (an “Overpayment”) or that additional Payments that will not have been made by the Company could have been made (an “Underpayment”), consistent in each case with the calculation of the Reduced Amount hereunder. In the event that the Company’s auditors, based upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant that the auditors believe has a high probability of success, determine that an Overpayment has been made, such Overpayment shall be treated for all purposes as a loan to the Participant which he or she shall repay to the Company, together with interest at the applicable federal rate provided in Code Section 7872(f)(2); provided, however, that no amount shall be payable by the Participant to the Company if and to the extent that such payment would not reduce the amount subject to taxation under Code Section 4999. In the event that the auditors determine that an Underpayment has occurred, such Underpayment shall promptly be paid or transferred by the Company to or for the benefit of the Participant, together with interest at the applicable federal rate provided in Code Section 7872(f)(2).

(iv) For purposes of this Section 15(d), the term “Company” shall include affiliated corporations to the extent determined by the Auditors in accordance with Code Section 280G(d)(5).

16. MISCELLANEOUS.

(a) Other Terms and Conditions. The grant of any Award under this Plan may also be subject to other provisions (whether or not applicable to the Award awarded to any other Participant) as the Committee determines appropriate, including, without limitation, provisions for:

(i) the payment of the purchase price of Options by delivery of cash or other Shares or other securities of the Company (including by attestation) having a then Fair Market Value equal to the purchase price of such Shares, or by delivery (including by fax) to the Company or its designated agent, of an executed irrevocable option exercise form together with irrevocable instructions to a broker-dealer to sell or margin a sufficient portion of the Shares and deliver the sale or margin loan proceeds directly to the Company to pay for the exercise price;

(ii) provisions giving the Participant the right to receive dividend payments or dividend equivalent payments with respect to the Shares subject to the Award (both before and after the Shares subject to the Award are earned, vested or acquired), which payments may be either made currently or credited to an account for the Participant, and may be settled in cash or Shares, as the Committee determines;

(iii) restrictions on resale or other disposition, including requiring the Participant (or other interested party) to execute a stockholder’s agreement in such form and subject to such terms as the Company may prescribe; and

(iv) compliance with federal or state securities laws and stock exchange requirements.

(b) Code Section 409A. The provisions of Section 409A of the Code are incorporated herein by reference to the extent necessary for any Award that is subject to Section 409A of the Code to comply therewith.

(c) Employment or Service. The issuance of an Award shall not confer upon a Participant any right with respect to continued employment or service with the Company or any Affiliate, or the right to continue as a consultant or director. Unless determined otherwise by the Committee, for purposes of the Plan and all Awards, the following rules shall apply:

(i) a Participant who transfers employment between the Company and any Affiliate, or between Affiliates, will not be considered to have terminated employment;

(ii) a Participant who ceases to be a non-employee director because he or she becomes an employee of the Company or an Affiliate shall not be considered to have ceased service as a director with respect to any Award until such Participant’s termination of employment with the Company and its Affiliates;

(iii) a Participant who ceases to be employed by the Company or an Affiliate of the Company and immediately thereafter becomes a non-employee director of the Company or any Affiliate, or a consultant to the Company or any Affiliate shall not be considered to have terminated employment until such Participant’s service as a director of, or consultant to, the Company and its Affiliates has ceased; and

(iv) a Participant employed by an Affiliate of the Company will be considered to have terminated employment when such entity ceases to be an Affiliate of the Company.

Notwithstanding the foregoing, with respect to an Award subject to Code Section 409A, a Participant shall be considered to have terminated employment upon the date of his separation from service within the meaning of Code Section 409A.

(d) No Fractional Shares. No fractional Shares or other securities may be issued or delivered pursuant to this Plan, and the Committee may determine whether cash, other securities or other property will be paid or transferred in lieu of any fractional Shares or other securities, or whether such fractional Shares or other securities or any rights to fractional Shares or other securities will be canceled, terminated or otherwise eliminated.

(e) Unfunded Plan. This Plan is unfunded and does not create, and should not be construed to create, a trust or separate fund with respect to this Plan’s benefits. This Plan does not establish any fiduciary relationship between the Company and any Participant. To the extent any person holds any rights by virtue of an Award granted under this Plan, such rights are no greater than the rights of the Company’s general unsecured creditors.

(f) Requirements of Law. The granting of Awards under this Plan and the issuance of Shares in connection with an Award are subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required. Notwithstanding any other provision of this Plan or any Award agreement, the Company has no liability to deliver any Shares under this Plan or make any payment unless such delivery or payment would comply with all applicable laws and the applicable requirements of any securities exchange or similar entity. (Becoming C Corp) In such event, the Company may substitute cash for any Share(s)otherwise deliverable hereunder without the consent of the Participant or any other person.

(g) Governing Law. This Plan, and all agreements under this Plan, shall be construed in accordance with and governed by the laws of the State of Florida, without reference to any conflict of law principles. Any legal action or proceeding with respect to this Plan, any Award or any Award agreement, or for recognition and enforcement of any judgment in respect of this Plan, any Award or any Award agreement, may only be brought and determined in the state or federal courts sitting in West Palm Beach or Broward Counties, Florida.

(h) Limitations on Actions. Any legal action or proceeding with respect to this Plan, any Award or any Award agreement, must be brought within one year (365 days) after the day the complaining party first knew or should have known of the events giving rise to the complaint.

(i) Construction. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used in the singular or plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. Title of sections are for general information only, and the Plan is not to be construed with reference to such titles.

(j) Severability. If any provision of this Plan or any Award agreement or any Award (i) is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction, or as to any person or Award, or (ii) would disqualify this Plan, any award agreement or any Award under any law the Committee deems applicable, then such provision should be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without, in the determination of the Committee, materially altering the intent of this Plan, Award agreement or Award, then such provision should be stricken as to such jurisdiction, person or Award, and the remainder of this Plan, such Award agreement and such Award will remain in full force and effect.